EXHIBIT 21.01
Subsidiaries of Registrant

Jurisdiction of Incorporation
Name of Entity	or Organization

Network Research Corporation Japan Ltd. (known as Network Research Corporation Japan Kabushiki Kaisha in Japan)	Japan

VirnetX Inc.	Delaware